                                                                    EXHIBIT 3.10

                              AMENDED AND RESTATED
                               OPERATING AGREEMENT
                                       OF
                         BARDEN MISSISSIPPI GAMING, LLC

       THIS AMENDED AND RESTATED OPERATING AGREEMENT is adopted and effective for all purposes and in all respects on the 17th day of October, 2001, by Majestic Investor Holdings, LLC, a Delaware limited liability company, as the sole member of Barden Mississippi Gaming, LLC, a Mississippi limited liability company, pursuant to the provisions of the Mississippi Limited Liability Company Act.

       WHEREAS, the Member created a Mississippi limited liability company by filing a Certificate of Formation with the Mississippi Secretary of State on March 29, 2001, and executing an Operating Agreement dated March 29, 2001;

       WHEREAS, full management of the limited liability company was vested in the Member;

       WHEREAS, the limited liability company filed a Certificate of Amendment with the Mississippi Secretary of State to vest full management of the limited liability company in one or more managers; and

       WHEREAS, the Member now desires to reflect such management changes by amending and restating the Operating Agreement.

       NOW, THEREFORE, IN CONSIDERATION of the mutual covenants herein contained, the parties agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

       The following terms used in this Operating Agreement shall have the following meanings:

       Section 1.1 Barden. "Barden" shall mean Don H. Barden, whose address is 400 Renaissance Center, Suite 2400, Detroit, Michigan 48243.

       Section 1.2 Capital Contribution. "Capital Contribution" shall mean any contribution to the capital of the Company in cash or property by a Member whenever made, including without limitation any payments made by a Member in satisfaction of any obligation of the Company.

       Section 1.3 Certificate of Formation. "Certificate of Formation" shall mean the Certificate of Formation of Barden Mississippi Gaming, LLC as filed with the Secretary of State of the State of Mississippi as the same may be amended from time to time.

       Section 1.4 Company. "Company" shall mean Barden Mississippi Gaming, LLC, the limited liability company formed by the filing of the Certificate of Formation in the Office of the Secretary of State of the State of Mississippi.


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       Section 1.5 Distributable Cash. "Distributable Cash" shall mean all cash, revenues, and funds received by the Company from Company operations, less the sum of the following which shall be paid or set aside by the Company: (i) All principal and interest payments on indebtedness of the Company and all other sums paid to lenders; (ii) All cash expenditures incurred incident to the normal operation of the Company's business; and (iii) Such Reserves as the Member deems reasonably necessary to the proper operation of the Company's business.

       Section 1.6 Initial Capital Contribution. "Initial Capital Contribution" shall mean the initial contribution of the Member to the capital of the Company pursuant to this Operating Agreement.

       Section 1.7 IRC. "IRC" or "Code" shall mean the Internal Revenue Code of 1986, as amended.

       Section 1.8 Kelly. "Kelly" shall mean Michael H. Kelly, whose address is One Buffington Harbor Drive, Gary, Indiana 46406.

       Section 1.9 LLC Act. "LLC Act" shall mean the Mississippi Limited Liability Company Act, as set forth in Section 79-29-101 et seq., of the Mississippi Code Annotated of 1972, as amended, or as the same may be amended from time to time.

       Section 1.10 Limited Liability Company Interest. "Limited Liability Company Interest" shall mean a Member's share of the profits and losses of the Company and the right to receive distributions of Company assets.

       Section 1.11 Manager. "Manager" shall mean the Persons so named in or elected pursuant to this Operating Agreement or any successor.

       Section 1.12 Member. "Member" shall mean Barden Mississippi Gaming, LLC and each party who may hereafter become a Member pursuant to the provisions of this Operating Agreement. If a Person is a Member immediately before the purchase or other acquisition by such Person of a Limited Liability Company Interest that Person shall have all the rights of a Member with respect to the purchased or otherwise acquired Limited Liability Company Interest.

       Section 1.13 Operating Agreement. "Operating Agreement" shall mean this Operating Agreement as originally executed and amended from time to time serving as the "limited liability company agreement" as defined and provided in Sections 79-29-103(i) and 79-29-306 of the LLC Act.

       Section 1.14 Operating Expenses. "Operating Expenses" shall mean all expenses relating to the operations of the Company, including without limitation debt service payments on the loans of the Company, utilities, insurance, taxes and management fees.

       Section 1.15 Person. "Person" or "Entity" shall mean natural persons and organizations, including without limitation, general partnerships, limited partnerships, limited liability partnerships, limited liability companies, professional limited liability companies, corporations, professional


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corporations, professional associations, trustees, personal representatives, fiduciaries, or persons performing in any similar capacity, trusts, estates, and other associations.

       Section 1.16 Reserves. "Reserves" shall mean, for any fiscal period, funds set aside or amounts allocated during such period to reserves that shall be maintained in amounts deemed sufficient by the Member for working capital and to pay taxes, insurance, debt service, or other costs or expenses incident to the ownership of the Company's assets or operation of the Company's business, together with reasonable capital reserves necessary to repair or replace items of a capital nature related to properties owned by the Company.

       Section 1.17 Withdrawal Event. "Withdrawal Event" shall mean an event which causes a Person or Entity to cease to be a Member of the Company under the LLC Act.

                                   ARTICLE 2
                     FORMATION OF LIMITED LIABILITY COMPANY

       Section 2.1 Formation. The Company was formed pursuant to the LLC Act and commenced on March 29, 2001 upon the filing of its Certificate of Formation in the Office of the Secretary of State of the State of Mississippi.

       Section 2.2 Name. The name of the Company is Barden Mississippi Gaming, LLC, and all business shall be conducted under such name, and title to all property owned by or leased to the Company shall be held in such name.

       Section 2.3 Principal Place of Business. The principal place of business of the Company within the State of Mississippi shall be 633 North State Street, Jackson, Mississippi 39202. The Company may locate its places of business and registered office at any other place or places as the Member may from time to time deem advisable.

                                   ARTICLE 3
                             PURPOSE OF THE COMPANY

       Section 3.1 Permitted Businesses. The business and purposes of the Company shall be:

              (a) To own and operate a casino, hotel and entertainment facility in Tunica County, Mississippi and all businesses and other activities related thereto;

              (b) Any business permitted by the LLC Act;

              (c) To accomplish any lawful business whatsoever, or which shall at any time appear conducive to or expedient for the protection or benefit of the Company and its assets;

              (d) To exercise all other powers necessary to or reasonably connected with the Company's business that legally may be exercised by limited liability companies under the LLC Act; and


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              (e) To engage in all activities necessary, customary, convenient or incident to any of the foregoing.

                                   ARTICLE 4
                           NAME AND ADDRESS OF MEMBER

       The name and address of the Member is as follows:

               Name                                        Address
               ----                                        -------
               Majestic Investor Holdings, LLC             400 Renaissance Center
                                                           Suite 2400
                                                           Detroit, Michigan  48243


                                   ARTICLE 5
                            MANAGEMENT OF THE COMPANY

       Section 5.1 Management.

              (a) The initial Managers shall be Barden and Kelly, who shall serve as Manager, until the particular individual's (i) resignation, (ii) termination at the will of the Member, or (iii) death. Any vacancy occurring in the office of a Manager shall be filled as determined by the Member.

              (b) Subject to the following sentence of this paragraph and to any specific requirement associated with any authority granted by this Agreement (including, inter alia, any requirement that authorization be granted or joined in by Barden or the Member), each Manager shall alone hold authority to represent and bind the Company. Notwithstanding the foregoing, however, no Manager other than Barden shall approve any action outside of the ordinary course of the Company's business.

              (c) Paragraph (a) of this Section shall not be construed to prohibit agents or officers from exercising authority on behalf of the Company, so long as the agent's authority (i) is explicitly granted by one or more Managers, and (ii) conveys no more authority than is held by the granting Manager or Managers.

              (d) The Managers shall have authority to create additional management offices, and may fill such offices and grant such authority as they deem appropriate.

              (e) Additional and substitute Managers may be chosen from time to time by the Member.

       Section 5.2 Liability for Certain Acts. The Manager shall perform his managerial duties in good faith and in a manner he believes to be in the best interests of the Company. A Manager who so performs the duties of a Manager shall not have any liability by reason of being or having been a Manager of the Company. A Manager does not, in any way, guarantee the return of the Member's capital contributions or a profit for the Member from the operations of the Company. A Manager




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shall not be liable to the Company or to the Member for any loss or damage sustained by the Company or any Member, except for:

              (a) The amount of a financial benefit from or belonging to the Company received by the Manager to which he is not legally entitled; and

              (b) The amount of a loss or damage sustained by the Company or any Member as a result of an intentional infliction of harm, fraud, deceit, willful misconduct, wrongful taking, or intentional violation of criminal law by the Manager.

       Section 5.3 Indemnification. The Company shall to the extent of its assets indemnify and hold harmless the Managers for any liability incurred by a Manager as a result of his being a Manager of the Company or any acts taken by a Manager on behalf of the Company, if:

              (a) He conducted himself in good faith;

              (b) He reasonably believed:

                     (1) In the case of conduct in his official capacity with the Company, that his conduct was in the Company's best interest; and

                     (2) In all other cases, that his conduct was at least not opposed to the Company's best interest; and

              (c) In the case of any criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful.

The Company shall indemnify its employees and other agents who are not Managers to the fullest extent permitted by law, provided that the indemnification in any given situation is approved by the Member.

                                   ARTICLE 6
                        RIGHTS AND OBLIGATIONS OF MEMBER

       Section 6.1 Limitation of Liability. The Member's liability shall be limited as set forth in this Operating Agreement, the LLC Act and other applicable law.

       Section 6.2 Company Debt Liability. The Member will not be personally liable for any debts or losses of the Company beyond the Member's Capital Contribution except as provided in Section 6.4 herein or as otherwise required by law.

       Section 6.3 Company Books. In accordance with ARTICLE 9 herein, the Company shall maintain and preserve during the term of the Company, all accounts, books and other relevant Company documents. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Operating Agreement or the LLC Act shall not be grounds for imposing personal liability on the Member for liabilities of the Company.



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       Section 6.4 Liability of a Member to the Company. A Member who rightfully receives the return in whole or in part of his contribution (as defined in Section 79-29-103 of the LLC Act) is nevertheless liable to the Company only to the extent now or hereafter provided by the LLC Act. A Member who receives a distribution made by the Company which is either in violation of this Operating Agreement, or made when the Company's liabilities exceed its assets (after giving effect to the distribution) is liable to the Company for a period of six
(6) years after the distribution for the amount of the distribution.

                                   ARTICLE 7
                   CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

       Section 7.1 Initial Capital Contributions. As the Initial Capital Contribution to the Company, the Member contributed such assets as reflected in the Company's books and records.

       Section 7.2 Additional Contributions. The Member shall not be required to make any additional capital contributions. From time to time the Member may make additional contributions if it determines that such additional capital contributions are appropriate for the conduct of the Company's business.

                                   ARTICLE 8
                                 DISTRIBUTIONS

       Section 8.1 Distributions. The Company may distribute the Distributable Cash at such time as determined by the Member, except as provided in Section 8.2.

       Section 8.2 Limitation Upon Distributions. No distribution shall be declared and paid unless after distribution is made, the Company is able to pay its debts as they become due in the usual course of business or the assets of the Company are in excess of all liabilities of the Company, except liabilities to the Member on account of his contributions.

       Section 8.3 Accounting Principles. The Net Profits and Net Losses of the Company shall be determined in accordance with accounting principles applied on a consistent basis using the method of accounting adopted by the Company.

       Section 8.4 Loans to Company. Nothing in this Operating Agreement shall prevent the Member from making secured or unsecured loans to the Company by agreement with the Company.

       Section 8.5 Accounting Period. The Company's accounting period shall be the same as that of the Member.



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                                   ARTICLE 9
                      BOOKS, RECORDS, ACCOUNTS, AND RETURNS

       Section 9.1 Books. The Company shall maintain at its principal place of business books of account that accurately record all items of income and expenditure relating to the business of the Company and that accurately and completely disclose the results of operations of the Company. Such books of account shall be maintained in accordance with accounting principles applied on a consistent basis using the method of accounting adopted by the Company.

       Section 9.2 Records. The Company shall maintain at its principal place of business the following records:

              (a) A current list of the full name and last known business and residence street and mailing address of each Member;

              (b) A copy of the Certificate of Formation and all Certificates of Amendment and Restatements thereof, together with executed copies of any Powers of Attorney pursuant to which any Certificate has been executed;

              (c) Copies of any then effective Operating Agreement;

              (d) Copies of the Company's federal, state and local income tax returns and reports, if any, for the four (4) most recent years;

              (e) Unless contained in the Certificate of Formation or the Operating Agreement, a writing setting out: (i) the amount of cash and a description and statement of the agreed value of the other property or services contributed by the Member and which the Member has agreed to contribute; (ii) the times at which or events on the happening of which any additional contributions agreed to be made by the Member are to be made; and (iii) any events upon the happening of which the Company is to be dissolved and its affairs wound up.

       Section 9.3 Bank Accounts. The Company shall establish and maintain one or more separate accounts in the name of the Company in one or more federally insured depository institutions into which shall be deposited all funds of the Company and from which all Company expenditures and other disbursements shall be made. Funds may be drawn from such accounts on the signatories of those individuals designated by the Member.

                                   ARTICLE 10
                             ASSIGNMENT OF INTEREST

       The Member may assign all or any part of its Limited Liability Company Interest, and upon such assignment the assignee shall be admitted as a Member.




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                                   ARTICLE 11
                            ADMISSION AND WITHDRAWAL

       Section 11.1 Admission of Additional Members. The Company may admit an additional Member upon the consent of the Member. Upon the admission of an additional Member, the Members shall amend and restate this Operating Agreement.

       Section 11.2 Financial Adjustments. No new Member shall be entitled to any retroactive allocation of losses, income, or expense deductions incurred by the Company. The Company may, at the time a new Member is admitted, close the Company books (as though the Company's tax year had ended) or make pro rata allocations of loss, income and expense deductions to a new Member for that portion of the Company's tax year in which a new Member was admitted in accordance with the provisions of IRC 706(d) and the Treasury Regulations promulgated thereunder.

                                   ARTICLE 12
                           DISSOLUTION AND TERMINATION

       Section 12.1 Dissolution.

              (a) The Company shall be dissolved upon the occurrence of the following:

                  (1)    The Member's written consent;

                  (2) Upon the date specified in the Certificate of Formation filed in the Office of the Secretary of State of the State of Mississippi; or

                  (3)    Upon the occurrence of any Withdrawal Event.

              (b) As soon as possible following the occurrence of any event effecting the dissolution of the Company, a Certificate of Dissolution shall be filed in the Office of the Secretary of State of the State of Mississippi.

       Section 12.2 Effect of Filing of Certificate of Dissolution. Upon the filing the Certificate of Dissolution with the Secretary of State of the State of Mississippi, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until a Certificate of Cancellation has been filed with the Secretary of State of the State of Mississippi as required under the LLC Act or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

       Section 12.3 Winding Up, Liquidation, and Distribution of Assets. Upon dissolution, an accounting shall be made of the accounts of the Company and of the Company's assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The Company shall immediately proceed to wind up the affairs of the Company. If the Company is dissolved and its affairs are to be wound up, it shall:

              (a) Sell or otherwise liquidate all of the Company's assets as promptly as practicable (except to the extent any assets may be distributed to the Member in kind);



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              (b) Discharge all liabilities of the Company, to the extent otherwise permitted by law, other than liabilities to the Member for distributions, and establish such Reserves as may be reasonably necessary to provide for contingencies or liabilities of the Company;

              (c) Distribute the remaining assets to the Member.

              (d) Upon completion of the winding up, liquidation, and distribution of the assets, the Company shall be deemed terminated.

              (e) The Member shall comply with any applicable requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

       Section 12.4 Certificate of Cancellation. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Member, an executed Certificate of Cancellation shall be filed with the Secretary of State of the State of Mississippi as required under the LLC Act. Upon the filing of the Certificate of Cancellation the existence of the Company shall cease, except for the purpose of suits, other proceedings and appropriate action as provided in the LLC Act. The Member shall have authority to distribute any Company property discovered after dissolution, convey real estate and take such other action as may be necessary on behalf of and in the name of the Company.

                                   ARTICLE 13
                                  MISCELLANEOUS

       Section 13.1 Amendments. This Operating Agreement may not be amended except by the written agreement of the Member and the Company.

       Section 13.2 Execution of Additional Instruments. The Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney, and other instruments necessary to comply with any laws, rules, or regulations.

       Section 13.3 Construction. Whenever the singular number is used in this Operating Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

       Section 13.4 Headings. The headings in this Operating Agreement are for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Operating Agreement or any of its provisions.

       Section 13.5 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, that would have originally constituted a violation, from having the effect of an original violation.



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       Section 13.6 Rights and Remedies Cumulative. The rights and remedies provided by this Operating Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

       Section 13.7 Severability. If any provision of this Operating Agreement or its application to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and its application shall not be affected and shall be enforceable to the fullest extent permitted by law.

       Section 13.8 Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions, and agreements contained in this Operating Agreement shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Operating Agreement, their respective heirs, legal representatives, successors and assigns.

       Section 13.9 Counterparts. This Operating Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

       Section 13.10 Creditors. None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditors of the Company.

       Section 13.11 Applicable Law. The affairs of the Company and the conduct of its business shall be governed by the provisions of this Operating Agreement to the extent such provisions are not in conflict with the LLC Act or the Certificate of Formation of the Company. This Operating Agreement, and the application and interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Mississippi.




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                                   CERTIFICATE

       The undersigned hereby agree, acknowledge, and certify that the foregoing Operating Agreement, consisting of 12 pages, excluding the attached Schedule, constitutes the Operating Agreement of Barden Mississippi Gaming, LLC adopted by the sole Member of the Company as of October 17th, 2001.

                        MAJESTIC INVESTOR HOLDINGS, LLC



                        By: Majestic Investor, LLC, its sole member
                        By: The Majestic Star Casino, LLC, its sole member
                        By: Barden Development, Inc., its sole member



                        By: /s/ Don H. Barden
                            -------------------------------------
                            Don H. Barden, President


                                                                     MEMBER

                        /s/ Don H. Barden
                        ---------------------------------------------------
                        Don H. Barden

                        /s/ Michael E. Kelly
                        ---------------------------------------------------
                        Michael Kelly

                                                                     MANAGERS


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